Exhibit 10.2

GUARANTY

GUARANTY (this “Guaranty”), dated as of June 4, 2020 (the “Effective Date”), made by CIM REAL ESTATE FINANCE TRUST, INC., a Maryland corporation (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer and CMFT RE LENDING RF SUB CB, LLC, a Delaware limited liability company (the “Seller”), are parties to that certain Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);

WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of Seller and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

ARTICLE I.

DEFINED TERMS

(a) Unless otherwise defined herein, capitalized terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

“Cash Equivalents” means, as of any date of determination (i) marketable securities
(a)issued or the principal and interest of which are directly and unconditionally guaranteed by the United States or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States and (ii) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case with respect to clauses (i) and (ii) which mature within ninety (90) days after such date of determination.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Consolidated Group” means Guarantor and all Persons whose financial results are consolidated with Guarantor for financial reporting purposes under GAAP.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value as of such date minus (b) Consolidated Outstanding Indebtedness as of such date.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding as of such date, as determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate as of such date, other than, in either case, Indebtedness of such member of the Consolidated Group or Investment Affiliate owed to a member of the Consolidated Group.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate determined by calculating the greater of (a) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (b) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate; provided, that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Investment Affiliate and the Consolidated Group, in the aggregate, is or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage in excess of that calculated pursuant to clauses (a) and (b) above, the “Consolidated Group Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Consolidated Group is or would be liable.

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“EBITDA” means, for any period, with respect to any Person and its consolidated Subsidiaries, an amount equal to the Net Income of such Person, plus the sum of (a) the amount of depreciation and amortization expense deducted in determining Net Income for such fiscal quarter, (b) the amount of Interest Expense deducted in determining Net Income for such fiscal quarter, (c) the sum of federal, state, local and foreign income taxes accrued or paid in cash during such fiscal quarter, and (d) the amount of any extraordinary or non-recurring items reducing Net Income for such period.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of, membership interests in, limited liability company interest in, or partnerships interests in (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of, membership interests in or partnerships interests in (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of, membership interests in or partnerships interests in (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Guarantee” means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Interest Expense” means, for any period, with respect to any Person and its consolidated Subsidiaries, the amount of total interest expense (including capitalized and accruing interest) incurred by such Person during such period.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Insolvency Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Act of Insolvency.

“Investment Company Act” means the Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.

“Liquidity” means, for any Person as of any date, the sum of unrestricted cash (which shall include amounts immediately available for draw by Guarantor under any unsecured line of credit) and Cash Equivalents held by such Person and its consolidated Subsidiaries as of such date.

“Net Income” means, for any period, with respect to any Person, the consolidated net income (or loss) for such period as reported in such Person’s financial statements prepared in accordance with GAAP.
“Non-Recourse Indebtedness” means Indebtedness that is not Recourse Indebtedness.

“Person” means an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Recourse Indebtedness” means, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary

Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness.

“Solvent” means, with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Total Asset Value” means, as of any date of determination, the amount reported as “total assets” in Guarantor’s most recent publicly available consolidated financial statements, as adjusted to exclude the cumulative effective of adjustments made under GAAP for depreciation and amortization of real estate and real estate related intangibles.

“Total Equity” means, with respect to any Person as of any date, such Person’s total equity as of such date, as shown on such Person’s consolidated financial statements prepared in accordance with GAAP.

“Total Indebtedness” means, with respect to any Person, as of any date of determination, the aggregate Indebtedness of such Person plus the proportionate share of all Indebtedness of all non-consolidated Subsidiaries of such Person as of such date.

(b)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

ARTICLE II.

NATURE AND SCOPE OF GUARANTY

(a)Guaranty of Obligations.    The Guarantor’s guaranteed obligations (the “Guaranteed Obligations”) are as follows:

(i)Guarantor hereby irrevocably and unconditionally guarantees and promises to Buyer and its successors and assigns, the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) subject to clause (iii) below, all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Transaction Documents (the “Limited Recourse Obligations”); (b) all reasonable and documented out- of-pocket costs and expenses (including, without limitation, reasonable and documented fees and expenses of outside counsel) (collectively,

“Costs”) that are incurred by Buyer in the enforcement of any obligation of Guarantor under this Guaranty; and (c) all actual losses, damages and Costs that are incurred by Buyer in connection with any of the following events:

(1)any fraud, intentional material misrepresentation, gross negligence, illegal acts or willful misconduct by Seller or Guarantor (collectively, “Obligor(s)”) or any of their respective Affiliates, in connection with the Repurchase Agreement, the Transaction Documents, any Purchased Asset or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(2)any Obligor’s or any of its Affiliates’ misapplication or misappropriation of any Income or other amounts received from any Purchased Asset that are required to be deposited in the Collection Account pursuant to Article 5 of the Repurchase Agreement;

(3)either Obligor or any of its Affiliates seeks judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding against Buyer, a defense against the existence of any Event of Default or any remedies pursued by Buyer due to such Event of Default which is frivolous, brought in bad faith, without merit (in the case of a defense) or unwarranted (in the case of a request for judicial intervention or injunctive or other equitable relief);

(4)either Obligor or any of its Affiliates voluntarily grants, creates, or consents in writing to the grant or creation of, any Lien on any Purchased Asset or any Collateral, other than, in each case, Liens that are permitted by the Transaction Documents; and

(5)any material breach of any representations and warranties relating to (A) environmental laws, (B) any indemnity for costs incurred in connection with the violation of any environmental law, (C) the correction of any environmental condition, or (D) the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any environmental law, in each case to the extent affecting Seller’s or any of its Affiliates’ properties or any of the Purchased Assets; provided, that Guarantor shall have no liability under clause (5) with respect to conditions on any Mortgaged Property first arising after the date upon which Buyer enforces its remedies with respect to the related Purchased Asset pursuant to the Repurchase Agreement following an Event of Default.

(ii)Notwithstanding anything to the contrary herein, the limitation on recourse liability as set forth under Article II(a)(iii) hereof with respect to the Limited Recourse Obligations shall be of no further force and effect and Guarantor irrevocably and unconditionally guarantees and promises to pay to Buyer and its successors and assigns, in lawful money of the United States, in immediately available funds, the entire Repurchase Price immediately (and such entire Repurchase Price shall be accelerated) upon the occurrence of:

(1)with respect to any Obligor: (A) the commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or all or substantially all of the property of and assets of such Person (unless consented to by Buyer); (B) the commencement of any such case or proceeding against such Person, seeking such an appointment or election, that arose from any collusive action or assistance of any such Person or its Affiliates or their agents (or, as to which, any such Person files a petition seeking to join as a party); or (C) the making by such Person of a general assignment for the benefit of creditors;

(2)any Obligor, or any Affiliate thereof attempts at any time, in any court proceeding or otherwise, to (A) recharacterize any of the Transactions or any of the Transaction Documents as a loan, as a debt or any financing arrangement between or among any Obligor and Buyer, rather than a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, or (B) assert in writing or in a court proceeding that any of the Transactions is not a “master netting agreement” as such term is defined in Section 101 of Title 11 of the United States Code, as amended, or a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended; or

(3)any material breach of the separateness covenants contained in Article 12 of the Repurchase Agreement, which failure results in a substantive consolidation of Seller with any other entity.

(iii)Notwithstanding anything herein to the contrary, solely with respect to the Guaranteed Obligations set forth in clause (i)(a) of this Article II(a), the maximum aggregate liability of the Guarantor hereunder and under the Transaction Documents shall in no event exceed an amount equal to twenty-five percent (25%) of the then aggregate Repurchase Price of all Purchased Assets.

(b)Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Buyer and any successor, endorsee, transferee or assignee (each, an “Assignee”) of Buyer’s rights and obligations under the Repurchase Agreement, in proportion to the percentage interest therein owned by such Assignee, and shall not be discharged by the assignment or negotiation of all or part thereof.

(c)Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non- payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, other than any notice to the Seller expressly required by the Repurchase Agreement or any other Transaction Document. The obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Buyer or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.

(d)No Duty to Pursue Others. It shall not be necessary for Buyer (and Guarantor hereby waives any rights which Guarantor may have to require Buyer), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Buyer’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (i) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Buyer shall not be entitled to actually receive payment of the same amounts from both Seller and Guarantor. Buyer shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

(e)Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Buyer to Seller or any purchases of the Purchased Assets made by Buyer from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Buyer of any other agreement or of Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Repurchase Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Buyer’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, (ix) any other action at any time taken or omitted by Buyer and (x) all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations, provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Buyer is expressly required to provide to Seller or Guarantor or any other party pursuant to the Transaction Documents.

(f)Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within two (2) Business Days after demand by Buyer, pay Buyer all actual and documented out-of-pocket costs and expenses (including, without limitation, court costs and the reasonable fees and expenses of outside counsel) actually incurred by Buyer in the enforcement hereof or the preservation of Buyer’s rights hereunder. The covenant contained in this Article II(f) shall survive the payment and performance of the Guaranteed Obligations.

(g)Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Buyer must rescind or restore any payment, or any part thereof, received by Buyer in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Buyer shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

(h)Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Buyer), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable to Seller or Buyer for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Repurchase Obligations and termination of the Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Buyer for a period of ninety-one (91) days following the final payment of the last of all of the Repurchase Obligations and termination of the Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Buyer may determine.

(i)Taxes. Guarantor, to the extent not paid by Seller, shall pay additional amounts to, and indemnify Buyer with respect to, Covered Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of any Covered Taxes imposed on amounts payable under this Guaranty to the same extent as the Seller would have paid such additional amounts and indemnified Buyer with respect to such Taxes under Article 5(j) of the Repurchase Agreement as if Guarantor were the Seller under the Repurchase Agreement; provided that the maximum aggregate liability of the Guarantor under this Article II(i) and Article II(a)(i)(a), taken together, shall in no event exceed an amount equal to twenty-five percent (25%) of the then aggregate Repurchase Price of all Purchased Assets. Each provision of Article 5(j) of the Repurchase Agreement is incorporated by reference herein as applicable.

(j)Seller. The term “Seller” as used herein shall include any new or successor corporation, limited liability company, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.

ARTICLE III.

EVENTS AND CIRCUMSTANCES NOT REDUCING OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

(a)Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between Seller and Buyer, or any other parties, pertaining to the Repurchase Obligations.

(b)Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Buyer to Seller.

(c)Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other party at any time liable for the payment of all or part of the Repurchase Obligations or the Guaranteed Obligations or any dissolution of Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of Seller or Guarantor, or any changes in the shareholders, partners or members of Seller or Guarantor; or any reorganization of Seller or Guarantor.

(d)Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Repurchase Obligations and Guaranteed Obligations acted in excess of their authority, (iii) the Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Repurchase Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Repurchase Agreement or any of the other Transaction Documents have been forged by any Person other than Buyer or its Affiliates or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Seller or any other person is found not liable on the Guaranteed Obligations or any part thereof for any reason (other than by reason of a defense of payment or performance of the Repurchase Obligations or the Guaranteed Obligations).

(e)Release of Obligors. Any full or partial release of the liability of Seller on the Repurchase Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Repurchase Obligations or Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Buyer and Guarantor, that other parties will be liable to pay or perform the Repurchase Obligations or Guaranteed Obligations, or that Buyer will look to other parties to pay or perform the Repurchase Obligations or Guaranteed Obligations.

(f)Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Repurchase Obligations or Guaranteed Obligations.

(g)Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Buyer of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Repurchase Obligations or Guaranteed Obligations.

(h)Care and Diligence. Except to the extent the same shall result from the bad faith, gross negligence, willful misconduct, illegal acts or fraud of Buyer or its Affiliates, the failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Buyer (i) to take or prosecute any action for the collection of any of the Repurchase Obligations or Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Repurchase Obligations or Guaranteed Obligations.

(i)Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Repurchase Obligations or Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by the Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Repurchase Obligations.

(j)Offset. The liabilities and obligations of the Guarantor to Buyer hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Repurchase Obligations or Guaranteed Obligations) of Seller against Buyer, or any other party, or against payment of Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Repurchase Obligations or Guaranteed Obligations (or the transactions creating the Repurchase Obligations or Guaranteed Obligations).

(k)Merger. The reorganization, merger or consolidation of Seller into or with any other corporation or entity.

(l)Preference. Any payment by Seller to Buyer is held to constitute a preference under bankruptcy laws, or for any reason Buyer is required to refund such payment or pay such amount to Seller or someone else.

(m)Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Buyer or its Affiliates, any other action taken or omitted to be taken with respect to the Transaction Documents, the Repurchase Obligations, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce Buyer to enter into the Transaction Documents, Guarantor represents and warrants to Buyer as follows:

(a)Benefit. Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.

(b)Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Repurchase Obligations or Guaranteed Obligations; however, as between Buyer and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

(c)No Representation by Buyer. Neither Buyer nor any other party on Buyer’s behalf has made any representation or warranty to Guarantor in order to induce Guarantor to execute this Guaranty.

(d)Guarantor’s Financial Condition. As of the date hereof, Guarantor is, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, Solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

(e)Organization. Guarantor (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) is duly licensed, qualified, and in good standing in each jurisdiction where such licensing or qualification is necessary for the transaction of Guarantor’s business and (iii) has the power to own its properties and to transact the businesses in which it is now engaged, in each case, except where failure to be so licensed or qualified would not be reasonably expected to have a Material Adverse Effect.

(f)Authority. Guarantor represents that (A) it is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and has taken all necessary action to authorize such execution, delivery and performance, and (B) each person signing this Guaranty on its behalf is duly authorized to do so on its behalf.

(g)Due Execution. This Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration.

(h)Enforceability. This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.

(i)Approvals and Consents. No consent, approval or other action of, or filing by, Guarantor with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Guaranty.

(j)Licenses and Permits. Guarantor possesses all rights, licenses, permits, and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged.

(k)Non-Contravention. Neither the execution and delivery of this Guaranty, nor consummation by Guarantor of the transactions contemplated by this Guaranty, nor compliance by Guarantor with the terms, conditions and provisions of this Guaranty will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Guarantor, (B) any agreement by which Guarantor is bound or to which any assets of Guarantor are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Guarantor, other than pursuant to the Transaction Documents, to the extent that such breach would be reasonably likely to have a Material Adverse Effect, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, to the extent that such breach would be reasonably likely to have Material Adverse Effect, or (D) any Requirement of Law applicable to Guarantor in any material respect.
(l)Litigation/Proceedings. As of the date hereof, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Guarantor, threatened in writing against Guarantor, or any of its assets that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby or (B) if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(m)No Outstanding Judgments. Except as disclosed in writing to Buyer, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America.

(n)Compliance with Law. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(o)Investment Company Act. Guarantor is not required to register as an “investment company” under the Investment Company Act.

All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations and termination of the Repurchase Agreement.

ARTICLE V.

COVENANTS OF GUARANTOR

Guarantor covenants and agrees with Buyer that, until payment in full of all Guaranteed Obligations (other than inchoate obligations) and termination of the Repurchase Agreement:

(a)	Guarantor Notices

(i)Default or Event of Default. Guarantor shall, as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event, notify Buyer of the occurrence of any Default or Event of Default.

(ii)Other Defaults. Guarantor shall promptly, and in any event within two (2) Business Days after it acquired Knowledge thereof, notify Buyer of any default or event of default (or similar event) on the part of Guarantor under any Indebtedness or other material Contractual Obligations of Guarantor.

(iii)Litigation and Judgments. Guarantor shall promptly (and in any event within two (2) Business Days after obtaining Knowledge thereof) notify Buyer of (1) to the extent such event of default could reasonably be expected to constitute an Event of Default hereunder, any event of default on the part of Guarantor under any Indebtedness or other material Contractual Obligations; and (2) the commencement or threat of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding affecting Guarantor or any of its Subsidiaries which (A) relates to a Purchased Asset, (B) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (C) makes a claim against Guarantor in an aggregate amount greater than the Guarantor Threshold or (iv) which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(iv)Corporate Change. Guarantor shall not change its jurisdiction of organization unless it shall have provided Buyer not less than ten (10) Business Days prior written notice before the taking of such action.

(b)Reporting. Guarantor shall deliver (or cause to be delivered) to Buyer all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 11(b) of the Repurchase Agreement.

(c)Preservation of Existence; Licenses. Guarantor shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business and for its performance under this Guaranty except to the extent that any failure to do so would not be reasonably likely to result in a Material Adverse Effect.

(d)Compliance with Obligations. Guarantor shall at all times comply (i) with its organizational documents, (ii) with any agreements by which it is bound or to which its assets are subject and (iii) any Requirement of Law applicable to it, except, in each case, to the extent that any noncompliance or failure would not be reasonably likely to result in a Material Adverse Effect.

(e)Books of Record and Accounts. Guarantor shall at all times keep proper books, records and accounts in which entries that are full, true and correct shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP, consistently applied.

(f)Taxes and Other Charges. Guarantor shall timely file all income, franchise and other tax returns required to be filed by it and shall pay and discharge all taxes, levies, assessments and other charges imposed on it, on its income or profits, on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(g)Due Diligence. Guarantor shall permit Buyer to conduct continuing due diligence in accordance with Article 28 of the Repurchase Agreement.

(h)No Change of Control. Guarantor shall not, without the prior consent of Buyer, permit or suffer a Change of Control to occur.

(i)Notices. Guarantor shall give notice to Buyer promptly after having Knowledge of the occurrence of any Default or Event of Default.

(j)Limitation on Distributions. After the occurrence and during the continuation of any Event of Default or the breach of any of the financial covenants set forth in Article V(l) below, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor (each, a “Distribution”), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor; provided that, (a) Guarantor may distribute the minimum amount of cash required to be distributed so that

Guarantor can maintain its status as a “real estate investment trust” under Sections 856 through 860 of the Code and avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857 (b)(3) or 4981 of the Code and (b) the requirements of this Article V(j) shall in no way restrict Guarantor’s ability to make Distributions with respect to previously declared dividends.

(k)Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller under the Bankruptcy Code.

(l)Financial Covenants. Guarantor shall at all times satisfy the following financial covenants, as determined quarterly following the end of each fiscal quarter of Guarantor on a consolidated basis in accordance with GAAP, consistently applied:

(i)Minimum Liquidity. Liquidity at any time shall not be less than the lower of (i) Fifty Million Dollars ($50,000,000) and (ii) the greater of (A) Ten Million Dollars ($10,000,000) and (B) five percent (5%) of Guarantor’s Recourse Indebtedness;

(ii)Minimum Consolidated Net Worth. Consolidated Net Worth, as of any date during the term hereof, shall not be less than the sum of (i) One Billion Dollars ($1,000,000,000) plus (ii) an amount equal to seventy-five percent (75.0%) of the aggregate increases in shareholders’ equity of the Consolidated Group occurring following the Closing Date by reason of the issuance and sale of Equity Interests of the Consolidated Group (other than issuances to any Affiliate of Guarantor), including upon any conversion of debt securities of any member of the Consolidated Group into such Equity Interests (the “Increase Amount”), minus (iii) the aggregate amount of any redemption, retirement, surrender, defeasance, repurchase, purchase or similar transaction or acquisition for value on account of any Equity Interests in any member of the Consolidated Group following the Closing Date, provided that such aggregate amount does not exceed the Increase Amount;

(iii)Maximum Leverage. The ratio of Total Indebtedness to Total Equity at any time may not exceed 4.00 to 1.00; and

(iv)Minimum Interest Coverage Ratio. As of any date of determination, the ratio of (i) EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (ii) Interest Expense for such period shall not be less than 1.40 to 1.00.

(m)Non-Assignability. Guarantor may not assign any of its rights or obligations under this Guaranty or any other Transaction Document without the prior written consent of Buyer and any attempt by Guarantor to assign any of its rights or obligations under this Guaranty or the other Transaction Documents without the prior written consent of Buyer shall be null and void.

(n)MFN Covenant. Notwithstanding anything to the contrary contained herein or elsewhere, (i) in the event that the Guarantor or any Subsidiary of the Guarantor has entered into or shall enter into or amend any other repurchase agreement, warehouse facility or credit facility, in each case, with respect to commercial real estate loans, with any other lender or repurchase buyer or any guaranty of any such agreement or facility (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to the Guarantor for which there is no corresponding covenant in Article V(l) at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a covenant in Article V(l) and such financial covenant is more restrictive as to the Guarantor than the corresponding covenant in Article V(l) as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each, an “MFN Covenant”), then (A) the Guarantor shall promptly notify Buyer in writing of the effectiveness of such MFN Covenant and (B) in the sole discretion of Buyer Article V(l) will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant contained Article V(l) (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable), and (ii) in the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to the Guarantor any MFN Covenant or eliminate any Additional Financial Covenant, then, upon Guarantor providing written notice to Buyer of the same (each, an “MFN Step Down Notice”), which Guarantor may deliver to Buyer from time to time, the financial covenants in Article V(l) will automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event shall the foregoing cause the financial covenants of the Guarantor to be any less restrictive than the financial covenants expressly set forth in Article V(l). Promptly upon request by Buyer and/or Guarantor, as applicable, the other party shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as Buyer and/or Guarantor, as applicable, may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

ARTICLE VI.

SET-OFF

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Guarantor hereby grants to Buyer a right, following the occurrence and during the continuance of an Event of Default, to set-off, without notice to Guarantor, any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Guarantor to Buyer or any Affiliate of Buyer against (i) any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Buyer or its Affiliates to Guarantor, (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Guarantor and the proceeds therefrom, now or hereafter held or received for the account of Guarantor (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located).

Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Guarantor, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Guarantor under the Transaction Documents or this Guaranty, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article VI shall be effective to create a charge or other security interest. This Article VI shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY GUARANTOR UNDER THIS GUARANTY, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.

ARTICLE VII.

MISCELLANEOUS

(a)Waiver. No failure to exercise, and no delay in exercising, on the part of Buyer, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Buyer hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by Buyer and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

(b)Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (iv) by electronic mail, provided that such electronic mail notice must also be either (i) acknowledged as received via an electronic mail response or (ii) delivered by one of the means set forth in (i), (ii) or (iii) above; in the case of notice to the Buyer, to the address specified in Exhibit I to the Repurchase Agreement and, in the case of notice to Guarantor, to the address specified below, or to such other address and person as shall be designated from time to time by Guarantor or Buyer, as the case may be, in a written notice to the other in the manner provided for in this Article VII(b). A notice shall be deemed to have been given: (1) in the case of hand delivery, at the time of delivery, (2) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (1) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day or (2) in the case of electronic mail, upon receipt of an acknowledgement of receipt via electronic mail, provided that such electronic mail notice was also delivered as required in this Article VII. A party receiving a notice that does not comply with the technical requirements for notice under this Article VII may elect to waive any deficiencies and treat the notice as having been properly given.

Buyer:
Citibank, N.A.
390 Greenwich Street
New York, New York 10013
Attn: Richard Schlenger
Email: richard.schlenger@citi.com

with a copy to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: Brian Krisberg, Esq.
Email: bkrisberg@sidley.com

Guarantor:
CIM Real Estate Finance Trust, Inc.
540 Madison Avenue, 8th Floor
New York, New York 10022
Attn: Daniel Ottensoser
Email: dottensoser@cimgroup.com

with a copy to:
CIM Real Estate Finance Trust, Inc.
2398 E. Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attn: Nate DeBacker
Email: ndebacker@cimgroup.com; generalcounsel@cimgroup.com

with a copy to:
Dechert LLP
Cira Centre 2929 Arch Street
Philadelphia, Pennsylvania 19104
Attn: Gennady Gorel
Email: gennady.gorel@dechert.com

(c)GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5- 1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(d)	SUBMISSION TO JURISDICTION; WAIVERS.

(i)Guarantor irrevocably and unconditionally (A) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transaction and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(ii)To the extent that Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transaction.

(iii)Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VII(d) shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Guarantor or its property in the courts of other jurisdictions, and nothing in this Article VII(d) shall affect the right of Guarantor to serve legal process in any other manner permitted by law or affect the right of Guarantor to bring any action or proceeding against Buyer or its property in the courts of other jurisdictions.

(iv)GUARANTOR HEREBY IRREVOCABLY    WAIVES ALL RIGHT TO A    TRIAL BY JURY IN ANY    ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e)Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

(f)Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Buyer.

(g)Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Buyer, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several. Buyer may assign or transfer its rights under this Guaranty in accordance with the transfer of assignment provisions of the Repurchase Agreement.

(h)Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.

(i)Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

(j)Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller to Buyer, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Buyer hereunder shall be cumulative of any and all other rights that Buyer may ever have against Guarantor. The exercise by Buyer of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

(k)Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Buyer with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Buyer as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Buyer, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Buyer relating to the subject matter hereof.

(l)Intent. Guarantor intends (i) that this Guaranty constitute a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code and (ii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.

CIM REAL ESTATE FINANCE TRUST,
INC., a Maryland corporation

By:	/s/ NATHAN D. DEBACKER
Name: Nathan D. DeBacker
Title: Chief Financial Officer and Treasurer